Rhinebeck Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2021

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, January 27, 2022 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended December 31, 2021 of $3.0 million ($0.28 per basic and $0.27 per diluted share), compared with $2.3 million ($0.22 per basic and diluted share) for the comparable prior year period, which was an increase of $643,000, or 27.4%. Net income for the year ended December 31, 2021 was $11.6 million ($1.07 per basic and $1.06 per diluted share), compared with $5.9 million ($0.55 per basic and diluted share) for the year ended December 31, 2020, an increase of $5.6 million, or 95.3%.

The increase in net income came largely from a credit to the provision for loan losses of $1.5 million in the fourth quarter of 2021 as compared to a provision for loan losses of $1.4 million for the fourth quarter of 2020. For the year ended December 31, 2021, the Company recorded a credit of $3.7 million compared to a provision of $7.1 million for the year ended December 31, 2020, which represented a $10.8 million, or 151.4%, overall decrease in the provision for loan losses. The Company’s return on average assets and return on average equity were 0.93% and 9.53%, respectively, for the fourth quarter of 2021 as compared to 0.84% and 8.02%, respectively, for the fourth quarter of 2020. The Company’s return on average assets and return on average equity were 0.95% and 9.49%, respectively, for the year ended 2021 as compared to 0.55% and 5.17%, respectively, for the year ended 2020.

On March 12, 2021, the Bank completed its acquisition of two branches located in Warwick and Monroe, New York from ConnectOne Bank, assuming $33.9 million of deposits. The Bank also opened two new branches in Middletown and Newburgh, New York, in the second and third quarters of 2021, respectively.

Financial highlights:

●	Record net income of $11.6 million for the year ended 2021, a 95.3% increase over 2020.

●	Significant increase in diluted earnings per share to $1.06 per share for the full year of 2021, up $0.51 per share, or 92.7%, from 2020.

●	Our return on average equity increased 83.6% to 9.49% for the year ended 2021 from 5.17% for the year ended 2020.

●	Total assets grew $152.3 million, or 13.5%, to $1.28 billion at December 31, 2021 from $1.13 billion at December 31, 2020.

●	Total deposits were $1.10 billion at December 31, 2021, increasing $172.6 million, or 18.6%, from $929.4 million at December 31, 2020.

●	Capital position remains strong with a 9.65% Tier 1 Leverage Ratio; a 12.77% Common Equity Tier 1 Ratio; a 12.77% Tier 1 Risk-Based Capital Ratio; and a 13.56% Total Risk-Based Capital Ratio.

President and Chief Executive Officer Michael J. Quinn said, “We are pleased with the record net income of $11.6 million along with improvements in our return on average equity. We recognize much of the improvement was due to changes in the loan loss provisions, which are highly unlikely to repeat in 2022. We look forward to a challenging 2022 as our loan book is projected to slowly return to a growth trajectory.”

COVID-19 Impact

Loan Deferrals.  The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 has been successful. As of December 31, 2021, we had no remaining deferrals outstanding.

Paycheck Protection Program (“PPP”). The second round PPP program began accepting new loan applications on January 11, 2021 and ended on May 5, 2021, when the Small Business Administration (“SBA”) announced that general funds for the program were depleted. In 2021, the Bank received SBA approval for 376 loan applications totaling $48.2 million, all of which were funded. At December 31, 2021, we had $29.5 million of PPP loans outstanding.

Income Statement Analysis

Net interest income increased $393,000, or 3.9%, to $10.4 million for the three months ended December 31, 2021, from $10.1 million for the three months ended December 31, 2020. Net interest income for the year ended 2021 increased $3.0 million, or 8.3%, to $39.4 million compared to $36.4 million for the prior year. The increases for both the three and twelve-month periods were primarily driven by higher interest-earning asset balances and lower costs for deposits and borrowings, which were partially offset by lower yields on interest-earning assets. Our net interest margin decreased 32 basis points to 3.48% for the three months ended December 31, 2021 and decreased 11 basis points to 3.45% for the year ended December 31, 2021, in each case as compared to the comparable prior year period.

The provision for loan losses decreased by $2.9 million, or 204.4%, from a provision of $1.4 million for the quarter ended December 31, 2020 to a credit of $1.5 million for the current quarter. The provision decreased by $10.8 million, or 151.4%, from a provision of $7.1 million for the year ended December 31, 2020 to a credit of $3.7 million for the year ended December 31, 2021. The provision in 2020 reflected the expectations of the likelihood of a weaker credit environment at the onset of the COVID-19 pandemic. The credits for both the quarter and year ended December 31, 2021 were primarily attributable to a decline in loan balances, an improvement in credit quality, decreases in charge-offs and COVID-related loan deferrals and an improvement in the general economy as our customers showed evident signs of recovering from the pandemic.

Net recoveries for the quarter ended December 31, 2021 totaled $22,000 compared to net charge-offs of $362,000 for the respective period in 2020. For the year ended December 31, 2021, net charge-offs were $407,000, a decrease of $1.1 million, or 72.1%, when compared to the comparative 2020 period. The decrease was primarily due to an improvement in the overall economic environment and pricing gains on the sales of repossessed vehicles as used car prices have risen significantly.

Non-interest income totaled $1.7 million for the three months ended December 31, 2021, a decrease of $1.2 million, or 41.8%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as a result of a decline in loan volume and a decrease in the net gain from sales of other real estate owned. Non-interest income decreased $880,000, or 10.6%, to $7.4 million for the year ended December 31, 2021. For the year ended December 31, 2021, the gain on sales of mortgage loans decreased $1.2 million, or 31.4%, and the net gain from sales of other real estate owned decreased $489,000, or 98.2%. The Company sold $72.9 million of residential mortgage loans in 2021 as compared to $95.0 million in 2020. Investment advisory income decreased $158,000, or 12.3%. These decreases were partially offset by an increase in service charges on deposit accounts, which increased $308,000, or 13.5%, as transaction volume increased, while the cash surrender value of life insurance increased $191,000. A gain related to the collection of life insurance proceeds of $195,000 and an increase in various other non-interest income items of $224,000 also served to reduce the overall decline in non-interest income.

For the fourth quarter of 2021, non-interest expense totaled $9.5 million, an increase of $976,000, or 11.4%, over the comparable 2020 period. The increase was primarily due to an increase in salaries and benefits of $869,000, or 19.3%, as the Company hired additional employees for its new branches and responded to the competitive pressures of the local job market. For the three months ended December 31, 2021, occupancy expenses increased $140,000, or 15.0%, as a result of the additional rent, depreciation and other expenses related to the branch expansion. The addition of branches was also primarily responsible for increased marketing fees of $169,000 and increased data processing costs of $116,000. These increases were partially offset by decreased professional fees of $126,000 and a decrease in other non-interest expenses of $178,000, or 10.2%. For the year ended December 31, 2021, non-interest expense increased $5.4 million, or 18.1%, to $35.5 million from $30.1 million for the comparative period in 2020. The increase was primarily due to an increase in salaries and benefits of $3.3 million, or 19.7%, due to new branch employees as well as annual merit increases, production incentives and employee benefit increases. Occupancy expense increased $579,000, or 16.3%, data processing expense increased $345,000, or 24.7%, marketing fees increased $202,000 and professional fees increased $194,000 in 2021, all of which were due to the branch expansion during the year. Other non-interest expenses increased $935,000, or 18.1%, and included an additional reserve of $600,000 for potential consumer compliance issues in the Bank’s indirect automobile portfolio. Additional reserves in the future may be required but cannot be estimated at this time.

Balance Sheet Analysis

Total assets were $1.28 billion at December 31, 2021, representing an increase of $152.3 million, or 13.5%, from $1.13 billion at December 31, 2020. Available for sale securities increased $177.4 million, or 172.3%, primarily due to $244.7 million of new purchases as we deployed excess cash received mostly from PPP borrower-related accounts, government stimulus actions and the additional deposits acquired in the branch acquisitions.  The increase in available for sale securities was partially offset by paydowns, calls and maturities of $62.6 million and  $4.7 million in unrealized market losses. Net loans decreased $18.8 million, or 2.2%, primarily due to a decrease in PPP loans, which were partially offset by production increases in new multi-family real estate. Cash and due from banks decreased $21.4 million, or 22.9%, primarily due to a decrease in deposits held at the Federal Reserve Bank of New York. The cash surrender value of life insurance increased $10.3 million, as the Bank purchased $10.0 million in split-dollar life insurance policies for key employees in the second quarter of 2021.

Past due loans decreased $4.5 million, or 25.1%, between December 31, 2020 and December 31, 2021, finishing at $13.5 million, or 1.6% of total loans, down from $18.0 million, or 2.1% of total loans at year-end 2020. Past due loan balances have been positively impacted by the economic stimulus received by customers along with a recovering economy. Our allowance for loan losses as a percentage of total gross loans was 0.89% at December 31, 2021 as compared to 1.33% at December 31, 2020.

Total liabilities increased $142.9 million, or 14.1%, to $1.16 billion at December 31, 2021, primarily due to an increase in deposits of $172.6 million. This increase was due to the acquisition of $33.9 million in deposits from ConnectOne Bank, an accumulation of liquidity by customers in response to government stimulus actions and normal fluctuations in some of our large business accounts. A decrease of $32.6 million in Federal Home Loan Bank advances partially offset the increase in liabilities.

Stockholders' equity increased $9.5 million, or 8.1%, to $126.0 million at December 31, 2021, primarily due to net income of $11.6 million, partially offset by a $3.7 million increase in accumulated other comprehensive loss on available for sale securities, as a net unrealized gain turned to a net unrealized loss. The Company's ratio of average equity to average assets was 10.02% for the year ended December 31, 2021 and 10.56% for the year ended December 31, 2020.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Interest and Dividend Income
Interest and fees on loans	$10,641	$11,214	$41,363	$42,215
Interest and dividends on securities	672	343	2,232	2,133
Other income	39	11	105	47
Total interest and dividend income	11,352	11,568	43,700	44,395
Interest Expense
Interest expense on deposits	785	1,242	3,601	6,671
Interest expense on borrowings	124	276	686	1,348
Total interest expense	909	1,518	4,287	8,019
Net interest income	10,443	10,050	39,413	36,376
(Credit to) provision for loan losses	(1,496)	1,433	(3,667)	7,138
Net interest income after (credit to) provision for loan losses	11,939	8,617	43,080	29,238
Non-interest Income
Service charges on deposit accounts	693	571	2,584	2,276
Net realized loss on sales and calls of securities	(4)	—	(4)	(29)
Net gain on sales of loans	403	1,380	2,582	3,762
Increase in cash surrender value of life insurance	159	90	571	380
Net gain from sale of other real estate owned	7	456	9	498
Gain on disposal of premises and equipment	—	—	17	13
Gain on life insurance	—	—	195	—
Investment advisory income	318	346	1,130	1,288
Other	111	54	339	115
Total non-interest income	1,687	2,897	7,423	8,303
Non-interest Expense
Salaries and employee benefits	5,361	4,492	20,110	16,797
Occupancy	1,072	932	4,124	3,545
Data processing	475	359	1,744	1,399
Professional fees	467	593	1,842	1,648
Marketing	355	186	708	506
FDIC deposit insurance and other insurance	227	184	769	797
Other real estate owned expense	—	74	7	154
Amortization of intangible assets	27	10	96	42
Other	1,561	1,739	6,112	5,177
Total non-interest expense	9,545	8,569	35,512	30,065
Income before income taxes	4,081	2,945	14,991	7,476
Provision for income taxes	1,094	601	3,433	1,559
Net income	$2,987	$2,344	$11,558	$5,917

Earnings per common share:
Basic	$0.28	$0.22	$1.07	$0.55
Diluted	$0.27	$0.22	$1.06	$0.55

Weighted average shares outstanding, basic	10,809,891	10,737,777	10,769,191	10,729,596
Weighted average shares outstanding, diluted	10,990,996	10,768,167	10,954,366	10,739,841

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Cash and due from banks	$72,091	$93,485
Available for sale securities (at fair value)	280,283	102,933
Loans receivable (net of allowance for loan losses of $7,559 and $11,633, respectively)	854,967	873,813
Federal Home Loan Bank stock	1,322	2,787
Accrued interest receivable	3,366	3,819
Cash surrender value of life insurance	29,131	18,877
Deferred tax assets (net of valuation allowance of $428 and $1,760, respectively)	3,261	3,703
Premises and equipment, net	19,183	18,839
Other real estate owned	—	139
Goodwill	2,235	1,410
Intangible assets, net	433	199
Other assets	14,894	8,825
Total assets	$1,281,166	$1,128,829
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$314,814	$244,344
Interest bearing	787,185	685,020
Total deposits	1,101,999	929,364

Mortgagors’ escrow accounts	9,130	8,494
Advances from the Federal Home Loan Bank	18,041	50,674
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	20,872	18,643
Total liabilities	1,155,197	1,012,330

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,296,103 and 11,303,059 at December 31, 2021 and 2020, respectively)	113	113
Additional paid-in capital	46,573	46,036
Unearned common stock held by the employee stock ownership plan	(3,709)	(3,928)
Retained earnings	89,627	78,069
Accumulated other comprehensive loss:
Net unrealized (loss) gain on available for sale securities, net of taxes	(2,734)	993
Defined benefit pension plan, net of taxes	(3,901)	(4,784)
Total accumulated other comprehensive loss	(6,635)	(3,791)
Total stockholders’ equity	125,969	116,499
Total liabilities and stockholders’ equity	$1,281,166	$1,128,829

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020

Performance Ratios (1):

Return on average assets (2)	0.93%	0.84%	0.95%	0.55%
Return on average equity (3)	9.53%	8.02%	9.49%	5.17%
Net interest margin (4)	3.48%	3.80%	3.45%	3.56%
Efficiency ratio (5)	78.69%	66.19%	75.82%	67.29%
Average interest-earning assets to average interest-bearing liabilities	146.24%	142.37%	144.89%	140.37%
Total gross loans to total deposits	77.45%	94.32%	77.45%	94.32%
Average equity to average assets (6)	9.81%	10.45%	10.02%	10.56%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.89%	1.33%	0.89%	1.33%
Allowance for loan losses as a percent of non-performing loans	113.01%	183.63%	113.01%	183.63%
Net charge-offs to average outstanding loans during the period	0.00%	(0.04)%	(0.05)%	(0.17)%
Non-performing loans as a percent of total gross loans	0.78%	0.72%	0.78%	0.72%
Non-performing assets as a percent of total assets	0.52%	0.58%	0.52%	0.58%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.77%	12.72%	12.77%	12.72%
Total capital (to risk-weighted assets)	13.56%	13.98%	13.56%	13.97%
Common equity Tier 1 capital (to risk-weighted assets)	12.77%	12.72%	12.77%	12.72%
Tier 1 leverage ratio (to average total assets)	9.65%	9.95%	9.65%	9.95%

Other Data:
Book value per common share			$ 11.15	$ 10.31
Tangible book value per common share(8)			$ 10.92	$ 10.16

(1)	Performance ratios for the three months ended December 31, 2021 and 2020 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	December 31,
	2021	2020
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$125,969	$116,499
Total shares outstanding	11,296	11,303
Book value per common share	$11.15	$10.31
Total common equity
Total equity (GAAP)	$125,969	$116,499
Goodwill	(2,235)	(1,410)
Intangible assets	(433)	(199)
Tangible common equity (non-GAAP)	$123,301	$114,890
Tangible book value per common share
Tangible common equity (non-GAAP)	$123,301	$114,890
Total shares outstanding	11,296	11,303
Tangible book value per common share	$10.92	$10.16

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com